UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)	02110 (Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the May 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 19, 2004

	By:	/s/ Adelina Louie

Name: Adelina Louie Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW

May 2004

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

The market continued to decline in May as the Taiwan Stock Exchange Index (“TAIEX”) fell 2.6% in US dollar terms during the month after April’s 7% decline. The market’s weakness in May was directly attributable to the oil industry, as oil prices rose to over $40 a barrel with no sign of leveling off. As a result, concerns about inflation mounted, and we saw increasing risk aversion among investors as market turnover dropped 40% from April’s level. Net sales by foreign investors amounted to NT$76 billion in May, reflecting liquidity withdrawal in the face of increased uncertainties.

The technology sector performed poorly this month, with Thin Film Transistor-Liquid Crystal Display (“TFT-LCD”) related companies being hit by strong selling pressure from institutional investors looking to reduce their exposure in the technology sector. Foundries suffered for the same reason and underperformed the overall market, but PC-related companies outperformed, as they are not widely owned by institutional investors.

We believe that the current pace of economic growth is unlikely to be sustained with China determined to slow the growth of its economy and U.S. rate hikes seemingly imminent. However, the market may have overly discounted the upcoming slowdown, especially where heightened oil prices made headlines and dampened investor’s confidence. With corporate profit growth remaining healthy and valuations reaching attractive levels, we expect that the market may soon hit bottom and then begin to climb in the coming months.

Total Fund Sector Allocation

As of 05/31/04	% of	% of
	Total Fund	TAIEX
Semiconductor	23.20	19.35
Finance	17.70	19.25
PC & Peripherals	14.70	13.83
Electronics	14.40	11.77
Plastics	5.80	9.43
Telecommunications	6.50	6.49
Iron & Steel	3.80	3.28
Shipping	2.30	2.52
Automobiles, Tires & Accessories	2.10	1.81
Retail	1.20	0.81
Chemicals	1.10	1.38
Cement	0.60	0.82
Electrical Equipment	0.20	1.32
Textiles & Apparel	0.00	1.66
Wire & Cable	0.00	0.83
Others & Miscellaneous	3.30	5.45
Total	96.90	100.00
Cash	3.10

Tech	58.80	51.93
Non-Tech	23.50	28.82
Financial	17.70	19.25

Total Net Assets: US$225.35 Million

Top 10 Holdings of Total Fund Portfolio

As of 05/31/04	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co.	8.17

Cathay Financial Holding Co. Ltd.	5.07

Benq Corp.	4.92

Chi Mei Optoelectronics Corp.	4.22

Asustek Computer, Inc.	4.12

Taishin Financial Holdings Co. Ltd.	4.02

United Microelectronics Corp. Ltd.	4.02

Au Optronics Corp.	3.96

Chinatrust Financial Holding Co. Ltd.	3.95

Hon Hai Precision Industry Co. Ltd.	3.59

Total	46.04

NAV: US$13.77       Price: US$11.72       Discount: -14.89%
No. of Shares: 16.4 Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	0.15	-2.60
Fiscal Year to Date**	7.40	8.47
One Year	36.18	36.67
Three Years	3.84	6.46
Five years	-4.95	-4.31
Ten Years	0.19	-1.92
Since Inception	9.93	10.97

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

Due to a U.S. holiday on May 31st, The Taiwan Fund, Inc. total returns are through May 28th, while the TAIEX returns are through May 31st.

** The Fund’s fiscal year commences on September 1.

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Premium/Discount of TWN

Market Data

	As of 04/30/04	As of 05/31/04
TAIEX	6117.81	5977.84
% change in NTD terms	-6.20	-2.29
% change in USD terms	-6.96	-2.60
NTD Daily avg. trading volume (In Billions)	144.64	89.13
USD Daily avg. trading volume (In Billions)	4.35	2.67
NTD Market Capitalization (In Billions)	13431.20	13161.30
USD Market Capitalization (In Billions)	404.31	394.94
FX Rate: (NT$/US$)	33.22	33.325

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Jovi Chen

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